Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated November 30, 2020 relating to the balance sheet of Far Peak Acquisition Corporation as of October 21, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 19, 2020 (inception) through October 21, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 1, 2021